EXHIBIT 10.26
AMENDMENT TO THE

DEFERRED COMPENSATION AGREEMENT ENTERED INTO BY

HANCOCK FABRICS, INC. AND                      AS OF JUNE 19, 1996.
     THIS AMENDMENT TO THE DEFERRED COMPENSATION Agreement entered into by Hancock Fabrics, Inc. (the “Company”) and                      (the “Employee”) as of June 19, 1996 (the “Agreement”) is made by the Company and the Employee.
     The Agreement is hereby amended as follows:
     1. Paragraph 2 of the Agreement is hereby amended by deleting “If such employment ceases” and by substituting “If the Employee incurs a Separation From Service” and by adding at the end of the existing provision the following:
“For purposes of this Agreement, “Separation From Service” means the time at which the parties reasonably anticipate that no further services will be performed by the Employee after a certain date, or that the level of bona fide services the Employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) by the individual over the immediately preceding 36-month period. If the Employee provides services both as an employee and as an independent contractor, the Employee must separate from service both as an employee and as an independent contractor to be treated as having a Separated From Service. If the Employee ceases providing services an employee and begins providing services as an independent contractor, the Employee will not be considered to have a Separation From Service until the Employee has ceased providing services in both capacities. The provisions and application of this paragraph will be construed and applied in a manner consistent with Code Section 409A and Treasury Regulations of other guidance issued thereunder.”
     2. Paragraph 15(a) of the Agreement is hereby amended by deleting from the first sentence “If the Employee ceases employment with the Company” and by substituting “If the Employee incurs a Separation From Service with the Company”, by deleting “ceases employment with the Company” from the second sentence and substituting “incurs a Separation From Service”.
     3. The Agreement is hereby amended by adding, as a new Paragraph 17, the following:
“In the case of any compensation or benefits under this Agreement which is subject to Code Section 409A, if the Employee is a Specified Employee at the time of a Separation From Service and the payment or provision of such compensation is made as a result of the Separation From Service, then no portion of such benefits or other such compensation shall be made before the date that is six (6) months after the date of the Separation from Service or, if earlier, the date of death of the Specified Employee. Any compensation which would otherwise be paid within such six (6) month period after a Separation From

Service shall be paid on the date which is six (6) months and one day after the Separation From Service, or the first business day thereafter. For such purposes, “Specified Employee” means a service provider who, as of the date of the service provider’s Separation from Service, is a key employee of a service recipient any stock of which is publicly traded on an established securities market or otherwise. A key employee is any individual who is described in Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the Regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on a Specified Employee identification date. The provisions and application of this paragraph will be construed and applied in a manner consistent with Code Section 409A and Treasury Regulations of other guidance issued thereunder.”
     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment and the Employee has executed this Amendment.
     DATED the                      day of December, 2008.

HANCOCK FABRICS, INC.

By:

Title:

Employee